EXHIBIT 10.1

EXECUTIVE SERVICES AGREEMENT

AGREEMENT dated as of April 30, 2010 (the “Effective Date”) by and between TV Goods Holding Corporation, a Florida corporation (“Employer” or the “Company”), and Harrington Business Development, Inc., a Florida company (“HBD”) f/s/o Kevin Harrington (“KH”).

RECITALS:

WHEREAS The Company seeks to hire KH, via HBD, as the Chairman of the Board of the Company and its Senior Executive Officer-Product Acquisition & Marketing;

WHEREAS the Company and KH desire to delineate the terms and conditions on which (i) the Company shall employ KH, (ii) KH shall render services to the Company, and (iii) the Company shall compensate KH for such services; and

WHEREAS in connection with the employment of KH by the Company, the Company desires to restrict KH's rights to compete with the business of the Company and/or any of its affiliates or joint venture partners;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and KH agree as follows:

1.

EMPLOYMENT.

The Company hereby employs KH and KH hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

2.

TERM.

2.1.

The term of this Agreement (the "Term") shall be for a three (3) year period commencing on the Effective Date of this Agreement as set forth above, subject, however, to termination as provided herein in Sections 7 and 8 below of this Agreement.

2.2.

KH shall formally assume the role of the Chairman of the Company and Senior Executive Officer-Product Acquisition & Marketing of the Company on the Effective Date.

2.3.

Notwithstanding anything to the contrary contained herein, this Agreement may not be terminated by the Company during the initial eighteen (18) months following its execution and approval by the Board of Directors of the Company..

3.

POSITION, DUTIES AND RESPONSIBILITIES.

3.1.

During the Term, KH shall serve as the Chairman of the Board and Senior Executive Officer-Product Acquisition & Marketing of the Company.  KH shall report solely and directly to the Company’s  Board of Directors (the “Board”). During the Term, KH shall have such responsibilities, duties and authorities as commensurate with persons in similar capacities in similarly sized and situated companies and such other duties and responsibilities as the Board shall designate.

3.2.

In the performance of all of his responsibilities hereunder, KH shall be subject to all of the Company's policies, rules, and regulations.  In performing such duties, KH will be subject to and abide by all policies and procedures developed by the Board, any employee committee of the Board, or senior management of the Company.

3.3.

During the Term unless otherwise agreed by the Board, KH shall devote his full attention and expend his best efforts, energies, and skills on a full-time basis, to the business of the Company and any corporation controlled by the Company (each, a "Subsidiary").  The Company acknowledges that KH may from time to time be engaged in other business activities separate from and outside the scope of the business of the Company.  The Company agrees that the devotion of reasonable amounts of time to such other business activities will not violate the terms of this Agreement on the conditions that (i) such activities are not corporate opportunities of the Company; and (ii) such activities do not materially interfere with the performance of KH's duties hereunder.  For purposes of this Agreement, the term the "Company" shall mean the Company and all Subsidiaries.  Without violating this Agreement, KH may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization, (ii) serve as a member of corporate boards of directors on which KH currently serves and, with the consent of the Board (which consent shall not be unreasonably withheld or delayed), other corporate boards of directors and (iii) manage his and his family's personal investments and legal affairs so long as such activities do not materially interfere with the discharge of KH's duties, constitute a corporate opportunity of the Company or create a potential business conflict or the appearance thereof.  If at any time service on any board of directors or advisory board would, in the good faith judgment of the Board, conflict with KH’s fiduciary duty to the Company or create any appearance thereof, KH shall, as soon as reasonably practicable considering any fiduciary duty to the other entity, resign from such other board of directors or advisory board after written notice of the conflict is received from the Board. Service on the boards of directors or advisory boards disclosed by KH to the Company on which he is serving as of the Effective Date are hereby approved.

3.5.

KH agrees to provide the services provided to the company herein, without additional compensation to any of the Company’s subsidiaries, affiliates, and joint venture entities and agrees that any amounts received from such corporation may be offset against the amounts due under this Agreement.

4.

BASE SALARY AND OTHER COMPENSATION OPPORTUNITIES.

4.1.

For all services rendered by KH under this Agreement, the Company shall pay or cause one or more of its subsidiaries to pay KH during the Term a base salary at an annual rate of not less than Twenty-Five Thousand U.S. Dollars (US$25,000.00) per month (the “Base Salary”); provided however, that upon The effectiveness of a registration statement, (which will include a certain amount of shares held by HBD), KH’s his base salary shall be reduced to ($17,500) during months 1-6 and ($20,000) in months 7-12.  The Company shall pay the Base Salary to KH in accordance with the standard practice it develops for payment of compensation to its employees but not less frequently than monthly.  KH’s Base Salary shall be subject to annual or other review by the Board (or a committee thereof) and may be increased, but not decreased, from time to time by the Board.

4.2.

At the end of the each year of employment or other date designated by the Board, provided that KH is employed by the Company at the time, KH shall have the opportunity to earn an annual cash bonus for that year to be determined by the Board, in its sole discretion based on, inter alia, its review of the Company’s and KH’s performance that year, including but not limited to the achievement of the Company’s and KH’s objectives the applicable year.

4.3.

The performance targets, standards and other criteria will be structured after KH joins the Company and after the Board, the Chairman, KH and others have had the opportunity to determine appropriate performance factors related to the Company and KH based on a strategic review of Company priorities and other material issues.

5.

BENEFITS

5.1.

KH shall be entitled to participate in all employee and employee benefit plans of the Company that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executive employees and other employees at a level commensurate with his position subject to satisfying the applicable eligibility requirements.

5.2.

Under the employee benefit plans to be developed for the Company’s executive employees and other employees, as approved by the Board, the parties hereto anticipate that KH shall be entitled to employee benefits, including but not limited to, those pertaining to 401k, comprehensive health, major medical, and dental insurance, disability insurance, life insurance, annual comprehensive physical examinations, and other paid employee benefits commensurate with persons in similar capacities in similarly sized and situated companies.

5.3.

The Company shall provide to KH all perquisites which other senior employees of the Company are generally entitled to receive and which will be subsequently and mutually agreed to by the Company and KH, in accordance with Company policy set by the Board from time to time.

5.4.

KH shall be entitled to annual paid vacation in accordance with the Company’s policy applicable to senior employees, but in no event less than four (4) weeks per calendar year (as prorated for partial years), which vacation may be taken at such times as KH elects with due regard to the needs of the Company.  Any paid vacation time that KH does not use during a calendar year shall accrue to the next year.

5.5.

Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse KH for all business expenses which KH incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which KH participates in accordance with the Company's approval and policies in effect from time to time.

6.

RESTRICTIVE COVENANTS.

6.1.

KH acknowledges that (i) he has a major responsibility for the operation, administration, development and growth of the Company's business, (ii) the Company's business is international in scope, (iii) his work for the Company has brought him and will continue to bring him into close contact with confidential information of the Company and its customers, and (iv) the agreements and covenants contained in this Section 6 are essential to protect the business interests of the Company and that the Company will not enter into this Agreement but for such agreements and covenants.  Accordingly, KH covenants and agrees as follows:

6.1.1.

KH agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of KH’s employment and for the benefit of the Company, either during the period of KH’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by KH during KH’s employment by the Company.  Included, without limitation, among such protected proprietary or confidential information are trade secrets, trade "know-how", inventions, customer lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or customers, sales, profits or other financial information, all of which is confidential to the Company and not generally known in the relevant trade or industry.  This subsection 6.1.1 shall not apply to information that (i) was known to the public prior to its disclosure to KH; (ii) becomes known to the public subsequent to disclosure to KH through no wrongful act of KH or any representative of KH; or (iii) KH is required to disclose by applicable law, regulation or legal process (provided that KH provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, KH’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

6.1.2 .

During KH’s employment with the Company and for the two (2) year period thereafter, KH agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer (provided, that the foregoing shall not apply to any product or service which is not covered by the noncompetition provision set forth in subsection 6.1.3 below).

6.1.3.

KH acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during KH’s employment hereunder and for the two (2) year  period thereafter, KH agrees that KH will not, directly or indirectly, (i) compete with respect to any services or products of the Company which are either being offered or are being developed by the Company as of the date of termination; or (ii)  own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which KH has been involved to any extent at any time during the two (2) year period ending after the date of termination, in any locale of any country in which the Company conducts business. This subsection 6.1.3 shall not prevent KH from owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict KH from rendering services to charitable organizations, as such term is defined in Section 501(c) of the United States Internal Revenue Code. Notwithstanding anything to the contrary contained herein, if the Company, without Cause, does not renew this Agreement at the end of any then current Term then the two (2) year period specified in Sections 6.1.2 and 6.1.3. shall be reduced to six (6) months. In both cases, the Company shall continue to compensate KH at his then current levels applicable to Sections 4 & 5 durin this six month period.

6.1.4.

KH and the Company agrees that during the Term and for two (2) years thereafter not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this subsection 6.1.4.

6.1.5.

The Parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 of the Agreement and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to, and not in lieu of any other rights and remedies available to the Company at law or equity, the other party, without posting any bond and without the necessity of proving damages, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunctive or mandatory relief or any other equitable remedy which may then be available, without prejudice to any other rights and remedies which may be available at law or in equity.

6.1.6.

If it is determined by a court of competent jurisdiction in any state or custody that any restriction in Section 6 of this Agreement is excessive in duration or scope or is unreasonable or invalid or unenforceable under the laws of that state, it is the intention of the parties that such restriction shall not affect the remainder of the covenant or covenants which shall be given full effect, without regard to the invalid or unenforceable portions, and that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state, province, or country.

6.1.7.

The parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants.  In the event that the courts of any one or more of such jurisdictions shall hold such Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right of the relief provided above in the courts of any other jurisdictions within the geographical scope of such Restrictive Covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants

6.1.8.

The obligations contained in Section 6 of this Agreement shall survive the termination or expiration of KH’s employment with the Company and shall be fully enforceable thereafter.

7.

TERMINATION.

7.1.

The basic three-year term of this Agreement shall automatically be renewed on each third-year anniversary date of this Agreement, unless the Company or KH elects to terminate the Agreement on written notice 90 days prior to the expiration of the then current Term.

7.2.

In the event that the Company terminates KH’s employment for Cause (as defined in subsection 7.3 below), as a result of KH’s death or Disability (as defined in subsection 7.5 below) or as a result of KH’s voluntary resignation (as defined in subsection 7.4 below), KH (or in the event of KH’s death, KH’s spouse, heirs or estate) shall not be entitled to any compensation after the date of termination.

7.3.

For purposes of subsection 7.2 of this Agreement, "Cause" shall exist for such termination if KH (i) is convicted  of a felony involving moral turpitude by a court of competent jurisdiction, (ii) commits any act of fraud or intentional misrepresentation intended to harm the Company, (iii) has engaged in serious misconduct, which conduct has, or would, if generally known, materially adversely affect the good will or reputation of the Company and which conduct KH has not cured or altered or begun to substantially cure or alter within thirty (30) days following written notice by the Board to KH regarding such conduct, (iv) is in material breach under this Agreement, (v) KH materially fails to perform the duties and responsibilities of his employment as set forth in Section 3 of this Agreement or as may be assigned or delegated to him from time to time by the Company, the Board, or KH Committee of the Board, or (vi) willfully or intentionally fails to materially comply with a specific, written direction of the Board, or employee Committee of the Board that is consistent with normal business practice and not inconsistent with this Agreement and KH’s responsibilities hereunder, and, with regard to grounds (iv), (v) and (vi) the Board has given KH thirty (30) days written notice of the grounds for the termination and the conduct required by KH to cure such failure, with such conduct outlined with reasonable specificity, and KH has not cured such failure, within the thirty (30) day period provided in the written notice to KH.

7.4.

For purposes of subsection 7.2 of this Agreement, a voluntary termination does not include termination initiated by KH in such circumstances as an unfavorable change in his duties and responsibilities or reporting responsibilities or a reduction in base salary proposed by the Board.  A termination of the nature described in the preceding sentence shall be considered a termination by the Board without “Cause” for purposes of this Agreement.

7.5.

For purposes of subsection 7.2 of this Agreement, “Disability” shall be defined as the inability of KH to have performed his material duties hereunder due to a physical or mental injury, infirmity or incapacity for 120 days (including weekends and holidays) in any 365-day period.  The existence or nonexistence of a physical or mental injury, infirmity or incapacity shall be determined by an independent physician mutually agreed to by the Company and KH (provided that neither party shall unreasonable withhold their agreement).

7.6.

If Company terminates KH’s employment for a reason other than for Cause, Disability, Voluntary Resignation, or Death during the Term of this Agreement, KH will be entitled to twelve months of severance pay from the termination date consisting only of KH’s base salary plus medical, health and other non-salary/non-equity benefits under the Company’s KH benefit policies for that year, payable upon termination.

8.

ASSIGNMENTS.

8.1.

The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor and KH shall be bound by all of the provisions hereof.  KH and HBD may not assign this agreement without the prior written approval of the Company.

9.

NOTICES.

9.1.

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to KH:

Harrington Business Development

ATTN: Kevin Harrington, CEO

(insert address)

If to the Company:

TV Goods Holding Corporation

ATTN: Steve Rogai, CEO

14044 Icot Blvd

Clearwater, FL 33760

Fax: (727) 330-7843

With a copy to:

ATTN: Brian Pearlman, Esq

(insert address)

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.

SECTION HEADINGS.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

11.

ENTIRE AGREEMENT.  This Agreement supersedes any and all Agreements, whether oral or written, between the parties hereto, with respect to the employment of KH by the Company and contains all of the covenants and Agreements between the parties with respect to the rendering of such services in any manner whatsoever.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise with respect to such employment not contained in this Agreement shall be valid or binding.  Any modification of this Agreement will be effective only if it is writing and signed by the parties hereto.

12.

SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.

GOVERNING LAW.  This Agreement shall be governed by and construed pursuant to the laws of the State of Florida, without giving effect to conflicts of laws principles.

14.

BINDING NATURE.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, successors and assigns.

15.

COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

16.

ARBITRATION.  Any dispute, controversy, or claim arising out of or in connection with this Agreement, including any questions regarding its existence, validity or termination, shall be finally resolved by arbitration by the American Arbitration Association or JAMS/Endispute except as otherwise provided hereafter.  Any such dispute, controversy or claim shall be submitted to a board of arbitrators composed of three competent disinterested persons, one to be chosen by Employer, one by Employee and the third to be selected by the two arbitrators so chosen.  Such arbitration shall be conducted in English and all hearings in connection with such arbitration will take place in Broward County, Florida.  The prevailing party shall be entitled to reimbursement of any and all fees of the arbitration proceedings.

The arbitrators may not award non-monetary or equitable relief of any sort.  They shall have no power to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other forum.  In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

No discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential.  Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements.  Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

The result of the arbitration will be binding on the parties, and judgment on the arbitrators’ award may be entered in any court having jurisdiction.

17.

INDEMNIFICATION.  The Company hereby agrees to indemnify KH  and HBD and hold them harmless to the fullest extent permitted by applicable law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from KH’s good faith performance of his duties and obligations with the Company during the Term hereof. In connection with the litigation or other matters subject to this section 17, KH shall have the right to choose his own counsel, whose reasonable fees and expenses in connection with such litigation shall be paid by the Company. This provision is in addition to any other rights of indemnification KH may have.The Company will use its best efforts to have D&O insurance in place within 30 days after the execution of this Agreement, which shall, by its terms, include coverage for KH for the servicesprovided hereunder.

18.

LIABILITY INSURANCE.  The Company shall cover KH under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

19.

WAIVER.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by KH and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.

REPRESENTATIONS.

20.1.

The Company represents and warrants to KH that the

execution of this Agreement and the provision of all benefits and grants provided herein have been duly authorized by the Company, including action of the Board and Compensation Committee and, upon the execution and delivery of this Agreement by KH, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

20.2.

KH represents and warrants to the Company that he has the

legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

THE UNDERSIGNEDS HAVE READ THE FOREGOING AGREEMENT, HAVE HAD THE OPPORTUNITY TO SEEK INDEPENDENT LEGAL COUNSEL, FULLY UNDERSTAND IT, AND, HAVE VOLUNTARILY EXECUTED IT ON THE DATE AND YEAR FIRST ABOVE WRITTEN.

TV Goods Holding Corporation

BY:	/s/ Steve Rogai	Dated:	April 30, 2010
Steve Rogai, CEO

Harrington Business Development, Inc

BY:	/s/ Kevin Harrington	Dated:	April 30, 2010
Kevin Harrington, CEO

Kevin Harrington

BY:	April 30, 2010	Dated:	April 30, 2010
/s/ Kevin Harrington